Exhibit 15.3

Hydrocarbon Production by Geographic Area

The following table sets forth our production of crude oil, natural gas, synthetic oil and synthetic gas by geographic area in 2019, 2018 and 2017:

	2019					2018					2017
	Oil + NGL (mbbl) (5)	Synth. Oil + NGL (mbbl) (4)(6)	Nat. Gas (mmcf) (1)	Synth. Gas (mmcf) (1)(4)	Total (mboe)	Oil + NGL (mbbl) (5)	Synth. Oil + NGL (mbbl) (4)	Nat. Gas (mmcf) (1)	Synth. Gas (mmcf) (1)(4)	Total (mboe) (7)	Oil + NGL (mbbl) (5)	Synth. Oil + NGL (mbbl) (4)	Nat. Gas (mmcf) (1)	Synth. Gas (mmcf) (1)(4)	Total (mboe)
Brazil	791,970	754	551,194	298	884,639	741,766	929	541,557	259	832,998	785,161	969	555,820	183	878,79

Lula field (2)	224,390	—	149,424	—	249,294	204,831	—	133,518	—	227,084	175,663		140,931		199,151
Búzios field (2)	91,967	—	—	—	91,967	12,147	—	—	—	12,147	717				717
Other	475,613	754	401,770	298	543,378	524,787	929	408,039	259	593,766	608,780	969	414,889	183	678,929
International:
South America (outside of Brazil)	1,406	—	68,686	—	12,854	1,624	—	75,393	—	14,190	1,872	—	85,388	—	16,103
North America	—	—		—	—	14,289	—	4,365.4	—	15,017	13,164	—	21,450	—	16,739
Total International	1,406	—	68,686	—	12,854	15,914	—	79,758	—	29,206	15,037	—	106,838	—	32,843

Total consolidated production	793,376	754	619,880	298	897,493	757,680	929.5	621,316	259	862,203	800,198	969	662,659	183	911,641

Equity method investees (3):
South America (outside of Brazil)						—	—	—	—	—	—	—	—	—	—
North America	4,651	—	1,662	—	4,928	426	—	148	—	452	—	—	—	—	—

Africa	12,255	—		—	12,255	7,118	—	—	—	7,118	8,190	—	—	—	8,190

Worldwide production	810,282	754	621,542	298	914,676	765,224	929	621,463	259	869,771	808,388	969	662,659	183	919,831

(1)	Natural gas production figures are the production volumes of natural gas available for sale, excluding flared and reinjected gas and gas consumed in operations.
(2)	The Búzios and Lula fields are separately included as they each contain more than 15% of our total proved reserves.
(3)	Equity-accounted investees.
(4)	We produce synthetic oil and synthetic gas from oil shale deposits in São Mateus do Sul, in the Paraná Basin of Brazil.
(5)	Oil production includes production from EWT and NGL.
(6)	Conversion rate for gas is 1 boe = 6,000 cf.
(7)	The gas to boe conversion rate for 2018 was rectified.